PRESS RELEASE

Available for Immediate Release

Contacts:  Thomas T. Hawker, President / Chief Executive Officer: (209) 725-2276
  R. Dale McKinney, EVP / Chief Financial Officer: (209) 725-7435 /    Web site www.ccow.com / Media Contact: Danielle LeBouef (559) 438-2040

Capital Corp of the West Names New Chief Administrative Officer

Merced, California, March 20, 2006 - The parent company of County Bank, Capital Corp of the West (NASDAQ:NMS:CCOW) has announced the appointment of Katherine Wohlford as its new executive vice president and chief administrative officer.

Ms. Wohlford has more than 20 years of banking experience, most recently serving as first vice president - marketing with Washington Mutual Bank in Seattle, Wash. In making the announcement, Tom Hawker, chief executive officer of Capital Corp of the West (CCOW) said, “We are very pleased to be able to attract someone with Ms. Wohlford’s extensive experience and broad background. She has a solid background in many facets of banking and exceptional experience in ALCO, training, electronic banking and marketing. She will be a valued addition to the CCOW/County Bank team.”

She began her career in banking with Bank of America in 1978. In 1985, Ms. Wohlford joined Glendale Federal as senior vice president - retail marketing. In 1995, she joined Home Savings of America as senior vice president, director of product development and management. While with Home Savings, she oversaw a consumer and business deposits portfolio in excess of $32 billion and business products that served over 2 million households.

Ms. Wohlford holds a MBA from Chapman University, a B.A. from California State University, Fullerton and has received numerous awards over her career.

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 29 years of service as “Central California’s Community Bank.” Currently County Bank has 23 branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of 37 banking institutions in this market area. For further information about the company’s financial performance, contact Tom Hawker, president & chief executive officer at (209) 725-2276, or R. Dale McKinney, chief financial officer, at (209) 725-7435.